MICRON ENVIRO SYSTEMS, INC.

#121 - 8 Bond Street

Great Neck, New York
11021 USA

July 23, 2009

MENV—USA

NDDA—Germany

Micron Expanding into Lithium

Micron Enviro Systems, Inc. ("Micron" or the “Company”) is pleased to announce that it has applied for lithium permits that consist of 46,080 contiguous acres of land prospective for Basinal Brine Lithium in Alberta, Canada.  This new acreage lies within the Western Canada Sedimentary Basin and these brines were deemed 'producible' in regards to their contained lithium by Government of Alberta Research Council studies.  This new Lithium Prospect lies within an area outlined by an Alberta Research Council report that provided a "historical resource estimate" (1995-01-31 prepared by Bachu, Yuan and Brulotte) of approximately 2 billion lbs Li20 for the entire area that is in the report.

Bradley Rudman, president of Micron stated, “This is another project within a sector that appears to be coming into focus on the investment community.  Lithium has been gaining momentum in recent months as demand has steadily been increasing.  This area has indicated historic lithium and we are optimistic that as demand continues to increase this new prospect may be a driver for future growth.  Also, it is important that the prospect covers a significant acreage.  Adding this new prospect provides Micron with multiple projects that individually could add shareholder value.”

Over 95,000 tonnes of lithium carbonate equivalent was produced in 2008, more than double the amount from a decade earlier. The USGS estimates the current global end-use markets for lithium are as follows: batteries, 25%; ceramics and glass, 18%; lubricating greases, 12%; pharmaceuticals and polymers, 7%; air conditioning, 6%; primary aluminum production, 4%; continuous casting, 3%; chemical processing 3%; and other uses, 22%. Lithium use in batteries expanded significantly in recent years because rechargeable lithium batteries were being used increasingly in portable electronic devices and electrical tools.

Micron’s common shares will be split on a three for one basis shortly.  Shareholders of record will receive the additional shares.  The record date will be finalized shortly, but it is now anticipated according to FINRA to be around August 13, 2009.  Therefore, shareholders of record will be eligible for the split, for example, a shareholder who owns one million shares as of the record date, will own three million shares upon the split becoming effective.  The reason for the split is to reward the shareholders of record and to potentially increase the liquidity of the trading of the shares.

Micron is an emerging oil and gas company that now has exposure to multiple leases in the Oil Sands of Alberta, Canada, which is one of the largest oil producing regions in the world.  Micron also has approved coal leases at this time covering approximately 44,433 acres in Saskatchewan, Canada. Management’s goal is to build the asset base of the Company through strategic alliances and independent acquisitions that will build long-term shareholder value. Management continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects. Please visit Micron’s website for detailed maps of the locations of Micron’s prospects at www.micronenviro.com.

If you have any questions, please call Micron at 315-307-8136. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bradley Rudman

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: 315-307-8136